Exhibit 99.1

Roper Industries Completes Adoption of SFAS 142

Bogart, Georgia, October 31, 2002—Roper Industries, Inc. (NYSE: ROP) announced that it recently completed the transitional impairment test of goodwill as required under Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” As a result, the Company expects to record a non-cash charge to earnings of approximately $26 million, as a change in accounting principle, retroactive to the first quarter of fiscal 2002. The amount of the charge is within the range originally discussed by the Company in May of this year and is attributable to the Company’s Redlake, Petrotech and Dynamco units.

For additional information on Roper Industries, and to register to receive Company press releases via e-mail, visit the Company’s website at www.roperind.com.

The information provided in this news release, in Company filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended October 31, 2001, and in other press releases and public disclosures, contain forward-looking statements about the Company’s expected business outlook and future prospects. These forward-looking statements involve numerous risks and uncertainties that are beyond the Company’s ability to control or predict. Such risks and uncertainties include, but are not limited to, the following: the level and timing of future business with Gazprom and other Eastern European customers; unfavorable changes in foreign exchange rates; difficulties associated with exports; risks associated with the Company’s international operations; difficulty completing acquisitions and successfully integrating acquired businesses; increased product liability and insurance risks and costs; increased warranty exposure; future competition; changes in the supply of, or price for, raw materials, parts and components; environmental compliance costs and liabilities; and potential write-offs of substantial intangible assets.

There is no assurance that these and other risks and uncertainties will not have an adverse impact on the Company’s future operations, financial condition or financial results. The Company believes that these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are only predictions and are not guarantees of performance. Further, forward-looking statements speak only as of the date they are made, and the Company does not undertake an obligation to update publicly any forward-looking statements in light of new information or future events.

Roper Industries is a diversified provider of fluid handling, industrial control and analytical instrumentation products and solutions engineered to serve a number of global niche markets.

Contact:	Christopher M. Hix
Director of Investor Relations
+001 (706) 369-7170
investor_relations@roperind.com

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